[LOGO OMITTED]                                                                                                   2831 Dexter Drive, PO Box 330 - Elkghard, IN 46515

Coachmen Industries, Inc.

COACHMEN INDUSTRIES, INC.
Shareholder Update

June 19, 2009

I have believed for quite some time that the once-a quarter conference calls inaugurated several years ago in response to the SEC “Fair Disclosure” Rules are not the best way to provide you information about your Company. Important events in the life of the Company do not happen conveniently according to calendar quarters, and the abbreviated question and answer format does not allow for the most thoughtful answers to your questions. Further, a much broader audience than just shareholders listen in. For example, less than 24 hours after discussing our bonding challenges during the last conference call, competitors were already using excerpts from the transcript to try (unsuccessfully) to steal military construction business from us.

As an alternative, I have decided to instead try this means of communication, at least quarterly, in addition to quarterly financial performance reports, to provide more in depth answers to some of the questions we have received from several of you throughout the period. If it doesn’t work, we can return to the conference call format.

One issue that has been on the minds of many shareholders since the sale of the RV Group last December is the status of the potential contingent liabilities relating to potential obligations to repurchase RVs. Management believes that the overall perception of these contingent liabilities is much worse than their reality. The number many have seized upon is the maximum potential amount of “dealer buybacks” under floor-planning arrangements that we were required to report by accounting rules. I do not quarrel with accounting rules, but I must again point out that the maximum gross potential of these claims is not, never has been, and will prove not to be close to the actual net liability.

This is for many reasons:

1.      Under the floor-planning arrangements, dealers are not free to simply tender back inventory: the floor planner must cease doing all business with the dealership, which in most cases has meant the dealership must go out of business;
2.      Coachmen RV’s dealer body tended to have a higher concentration of low fixed overhead, smaller “Mom and Pop” dealerships that are better able to withstand reduced revenues than larger, higher overhead operations; fewer dealer failures means fewer inventory buybacks, see point 1 above;
3.      The buyback obligations have a fixed contractual life, in the largest part 12 months from the date of sale to the dealer, some extending to 15 months, and phone 574.266.2500 - fax 574-255.2559 - www.coachmen.com

4.      rentals being further limited by maximum mileage; as a result, every month that goes by, in fact every day that goes by, the maximum total potential obligation shrinks significantly;
5.      We retained only the buyback obligations for the product which we sold prior to the sale of the RV Group, not for any of the inventory that was sold to Forest River, and subsequently resold under floor-planning arrangements in which we did not participate; those sales do not add to our exposure;
6.      There are many other factors why the maximum possible is never achieved, for example, damaged units, and units sold out of trust (by dealers in trouble). Further, we cut back production and sales were reduced many months before the group was sold, which means the monthly reduction in exposure was “front end loaded;” and,
7.      The maximum is a gross figure, with no allowance for any residual value upon resale of the RVs.

Here are the facts:
•
The estimated maximum exposure (if all dealers go out of business today, all their floor-planned inventory is eligible and none of it can be resold for anything) at the end of June is just over $29 million; however, management believes that it is reasonable to assume that most dealers who  survived  the slow winter months will stay in business for the spring/summer selling season. Assuming that occurs, by the end of September, the maximum exposure is estimated to drop to well under $8 million.

•
The RV industry is starting to show signs of revival. The RVIA announced just this past week at the RV Industry Association annual meeting in Washington, D.C. that experts from the University of Michigan expect a 24% increase in shipments in 2010. Some manufacturers are already increasing production and shipments, particularly of travel trailers. As retail sales increase, dealers will be stronger, and the decline of repurchase obligations will accelerate.

•	Actual floor-planning repossession demands made between closing of the transaction and May 29, 2009 totaled only $1.5 million.
•	The total of units we actually repurchased as a result of floor-plan contracts in 2009 through May 29, 2009 was $300,000.

Another question we have commonly received is the effect of the General Motors bankruptcy on our ARBOC Mobility bus business. The answer is, not much, and mostly positive. Over a month ago, GM did announce the temporary suspension of the cutaway chassis that we modify for this bus. The chassis is slated to be available again in mid-August. In the meantime, we have enough chassis in inventory and scheduled for delivery to feed planned production through mid-August. This has caused us to delay our planned ramp-up in production slightly, and is causing some juggling of chassis among pending orders, but assuming chassis are available in August as promised by GM, this will prove to be mostly a temporary inconvenience. On the other hand, the recently announced permanent discontinuance of the medium duty chassis has actually helped us. This is

NOT the chassis we use, but it is the chassis used by some of our competitors for their buses. As a result, we have seen some orders switch to us, and we expect to see demand for our ARBOC Mobility product to increase.

We are also asked frequently about our cash and working capital situation. Today, we have roughly $5-6 million in unrestricted cash. Much of our cash is still tied up in escrow accounts and as collateral for letters of credit. With one remaining payment, we have received the settlement funds from the Crane/Kemlite lawsuit. We have used these funds in part to repay a temporary loan of $2.3 million from one of our directors, and some of the rest to resolve our bonding issues for the second phase of the Ft. Bliss military construction project. However, as I said on the April 28 conference call, more capital is required to fulfill our strategic vision of opening more home stores, increasing major projects, expanding our footprint, and developing additional specialty vehicles, as well as for bonding other military construction projects. At present, our bonding company is still requiring 100% cash collateral to post bonds. In that regard, we have recently been notified that our proposal team has been awarded an additional large military construction project that should begin production this year. We intend to bond that project. Naturally we are in discussions with our bonding company about the balance sheet metrics they would expect in order to reduce or eliminate the need for collateral for these bonded projects. This may require raising additional capital, which in itself could also resolve this issue. As you are certainly aware, the shareholders narrowly voted down the preferred stock authority that we sought at the May shareholders meeting, so we are considering other alternatives for securing that capital.

The first 5 months of 2009 have been challenging, to say the least. We saw a slight improvement in housing sales in May over April, but without a major project to buoy us up, business has remained very difficult. Rightly or wrongly, we chose not to bid on money losing projects just to “keep the doors open.” Surveying the current landscape littered with bankrupt companies, we think we made the correct choice. We also continued to curtail costs, and our monthly run rate has been reduced from the first quarter.

The National Association of Home Builders/Wells Fargo index of builder confidence fell in May, as builders continue to report losses as foreclosures mount, worsening the glut of unsold properties and driving down prices at the same time that borrowing costs are rising. It appears we may be bucking that trend, however modestly. I am by no means predicting a runaway second quarter, but our housing sales marginally improved May over April – and after months of precipitous drops, that is saying a lot. Our Ft. Bliss modules began shipping in May, and we also will begin production on several smaller commercial projects this month. We did ship over $900,000 in buses in May, which approximately equaled the entire amount shipped in the prior four months! We expect that number will increase in June, and we have just finished fabricating, installing and testing new chassis jigs to allow us to open a second bus production line at our plant in Middlebury.

If there are specific questions that you would like me to address, please let us know. Time and Fair Disclosure Rules allowing, we always try to respond to your calls, or you can send particular questions to our Corporate Secretary, James Holden, at jholden@coachmen.com; he will see that they are brought to my attention.

/s/ Richard J. Lavers
Richard M. Lavers
President and Chief Executive Officer
Coachmen Industries, Inc

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This Shareholder Update may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500